                                                                    Exhibit 4.19

                   FIFTH AMENDMENT TO NOTE PURCHASE AGREEMENT
                            AND SENIOR DISCOUNT NOTES

         This Fifth Amendment to Note Purchase Agreement and Senior Discount Notes dated as of March 25, 2002 (this "Amendment") is by and among Ampex Data Systems Corporation (the "Issuer"), Ampex Corporation (the "Guarantor"), the entities identified as "Purchasers" on the signature pages hereto (the "Purchasers"), and DDJ Capital Management, LLC as agent (the "Holders' Agent") for the Purchasers and the other holders from time to time of the Senior Discount Notes (defined below).

         WHEREAS, the Issuer, the Guarantor, the Purchasers and the Holders' Agent are parties to a certain Note Purchase Agreement dated as of November 6, 2000 (as amended, the "Note Purchase Agreement") with respect to Senior Discount Notes of the Issuer in the original aggregate face principal amount at June 1, 2001 of $8,919,555.56 (the "Senior Discount Notes"); and

         WHEREAS, the parties have entered into (i) an Amendment to Note Purchase Agreement and Senior Discount Notes, dated as of May 30, 2001 (the "First Amendment"), pursuant to which, among other things, the stated maturity date of the Senior Discount Notes was extended from May 30, 2001 to August 31, 2001, (ii) a Second Amendment to Note Purchase Agreement and Senior Discount Notes, dated as of August 13, 2001 (the "Second Amendment"), pursuant to which, among other things, the stated maturity date of the Senior Discount Notes was extended from August 31, 2001 to October 31, 2001, (iii) a Third Amendment to Note Purchase Agreement and Senior Discount Notes, dated as of October 26, 2001 (the "Third Amendment"), pursuant to which, among other things, the stated maturity date of the Senior Discount Notes was extended from October 31, 2001 to March 31, 2002, and (iv) a Fourth Amendment to Note Purchase Agreement and Senior Discount Notes, dated as of January 31, 2002 (the "Fourth Amendment"), pursuant to which, among other things, the restrictions on the ability of the Issuer and the Guarantor to incur indebtedness and grant liens were amended; and

         WHEREAS, the Issuer and the Guarantor have requested that the Purchasers and the Holders' Agent agree to further amend the Note Purchase Agreement and the Senior Discount Notes to, among other things, modify the payment provisions with respect to the Senior Discount Notes and extend the final maturity date of the Senior Discount Notes to December 31, 2004; and

         WHEREAS, the Purchasers and the Holders' Agent are willing to amend the Note Purchase Agreement and the Senior Discount Notes as requested on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Capitalized terms used herein without definition shall have the meanings set forth in the Note Purchase Agreement.

         2. Section 1.1 of the Note Purchase Agreement is hereby amended by adding the following new terms, and/or amending and restating the following existing terms:

         "'Asset Sale' means (a) any sale, lease, conveyance or other
           ----------
disposition by the Guarantor or any Restricted Subsidiary (other than to the Guarantor or a Restricted Subsidiary and other than directors' qualifying shares) of any assets (including by way of a sale-and-leaseback) other than in the ordinary course of business or (b) the issuance or sale of Capital Stock (other than Disqualified Stock) of any Restricted Subsidiary, in the case of each of (a) and (b), whether in a single transaction or a series of related transactions, to any Person (other than to the Guarantor or a Restricted Subsidiary and other than directors' qualifying shares); provided, however, the following transactions shall not be deemed Asset Sales: (i) the sale of accounts receivable (or participations therein) by the Guarantor or any Restricted Subsidiary in connection with any Permitted Receivables Facility; and (ii) the sale of Capital Stock or Indebtedness or other securities of an Unrestricted Subsidiary by the Guarantor or any Restricted Subsidiary."

         "`Available Cash Flow' means, with respect to any relevant period:
           -------------------

                  (i) the aggregate amount of royalty payments and license fees received in cash by the Guarantor and its Subsidiaries under the Royalty Agreements during such period, plus
                               ----

                  (ii) Net Cash Proceeds received during such period from any Asset Sale involving any assets of the Guarantor or the Issuer, or any Capital Stock of the Issuer, during such period, minus
                                         -----

                  (iii) the aggregate amount of scheduled quarterly payments of interest accrued by the Guarantor on the Hillside Contribution Notes pursuant to
Section 2.3(a) of the Hillside Agreement during such period and actually paid by the Guarantor during such period or within thirty (30) days following the end of such period, minus
             -----

                  (iv) the lesser of (x) the minimum amount of principal payments required to be paid by the Guarantor in respect of the Hillside Contribution Notes pursuant to Section 2.3(b) of the Hillside Agreement during such period and actually paid by the Guarantor during such period or within thirty (30) days following the end of such period, and (y) $750,000, minus
                                                                     -----

                 (v) the minimum amount of principal payments required to be paid by the Guarantor in respect of the Hillside Contribution Notes pursuant to
Section 2.5(b) of the Hillside Agreement during such period and actually paid by the Guarantor during such period or within thirty (30) days following the end of such period (provided that in no event (x) shall the aggregate amount of payments made in respect of the Hillside Contribution Notes pursuant to Section 2.5(b) of the Hillside Agreement during any fiscal year exceed the lesser of (A) 20% of Net Income of the Ampex Group (as such terms are defined in the Hillside Agreement) during the prior fiscal year and (B) $1,000,000, and (y) shall any payments be made in respect of the Hillside Contribution Notes pursuant to
Section 2.5(b) of the Hillside Agreement prior to December 31, 2003), minus
                                                                      -----

                  (vi) mandatory pension payments required to be paid by the Guarantor during such period that are not funded by Hillside under the Hillside Agreement and are actually paid by the Guarantor during such period or within thirty (30) days following the end of such period, minus
                                                   -----

                  (vii) mandatory payments required to be paid by the Guarantor during such period under employee supplementary pension plans of the Guarantor or any Subsidiary created prior to 1992 and currently in effect and actually paid during such period or within thirty (30) days following the end of such period, minus
        -----

                  (viii) the aggregate amount of withholding, income, property or other taxes, licenses or fees required to be paid by the Guarantor during such period in connection with the conduct of the business of the Guarantor or to maintain its existence and actually paid by the Guarantor during such period or within thirty (30) days following the end of such period, minus
                                                             -----

                  (ix) the aggregate amount of operating expenses (including, but not limited to, expenditures incurred in developing, issuing, maintaining and enforcing patents and collecting royalties but excluding dividends and distributions to holders of Capital Stock of the Guarantor and payments in respect of Indebtedness for Borrowed Money not expressly permitted under Section
8.6 hereof) required to be paid by the Guarantor during such period and actually paid by the Guarantor during such period or within thirty (30) days following the end of such period, minus
                        -----

                  (x) the aggregate amount of incentive payments to employees engaged in collecting royalties required to be paid by the Guarantor during such period and actually paid by the Guarantor during such period or within thirty days following the end of such period and which in no event shall exceed 3% of the net royalties received by the Guarantor during such period, minus
                                                                -----

                  (xi) the aggregate amount of payments required to be paid by the Guarantor in respect of accrued liabilities during such period (including payments in respect of existing indebtedness but expressly excluding payments in respect of the Senior Discount Notes, the New 12% Notes and the Hillside Contribution Notes) and actually paid by the Guarantor during such period or within thirty days following the end of such period."

         "`Disqualified Stock' means (a) any preferred stock of any Restricted
           ------------------
Subsidiary, and (b) any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or (ii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Final Maturity Date, including without limitation the Guarantor's 8% Noncumulative Convertible Preferred Stock and 8% Noncumulative Redeemable Preferred Stock issued effective as of July 2, 1998 outstanding on February 28, 2002, and any subsequent refinancings thereof, provided, however, that the aggregate liquidation value of all outstanding securities issued in any such refinancings shall not exceed the aggregate liquidation value of the Noncumulative Redeemable Preferred Stock outstanding on July 2, 1998."

         "`Final Maturity Date' means January 5, 2005."
           -------------------

         "`Hillside' means Hillside Capital Incorporated."
           --------

         "`Hillside Agreement' means the Agreement dated as of December 1, 1994
           ------------------
(effective November 22, 1994), as amended through the date hereof, by and among the Issuer, the Guarantor, Hillside and certain other parties named therein, which provides, among other things, that if Hillside shall make requested contributions to certain employee benefit plans of the Guarantor, the Guarantor shall issue Hillside Contribution Notes to Hillside and the Issuer and other Subsidiaries of the Guarantor shall guarantee the payment of such Hillside Contribution Notes."

         "`Hillside Contribution Notes' means the promissory notes required to
           ---------------------------
be issued to Hillside by the Guarantor pursuant to the Hillside Agreement to evidence required pension contributions made by Hillside in respect of certain employee benefit plans of the Guarantor.

         "`Mandatory Redemption Date' means any Quarterly Redemption Date or any
           -------------------------
Special Redemption Date."

         "`Net Cash Proceeds' means, with respect to any Asset Sale by any
           -----------------
Person, the aggregate cash or cash equivalent proceeds received by such Person (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, net of (i) the amount of any Indebtedness which is required to be repaid by such Person or its Affiliates in connection with such Asset Sale, plus (ii) all fees, commissions and other expenses incurred (including without limitation, the fees and expenses of legal counsel and investment banking, accounting, underwriting and brokerage fees and expenses) by such Person in connection with such Asset Sale, plus
                                                             ----

(iii) adequate provisions for taxes, including income taxes, attributable to the Asset Sale or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, plus (iv) amounts reasonably provided by the Guarantor or any Restricted Subsidiary of the Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, plus (v) dividends or distributions or other amounts payable to Persons holding a beneficial interest in the assets sold or to holders of minority interests in a Restricted Subsidiary or other entity as a result of such Asset Sale."

         "`New 12% Note Indenture' means the Indenture dated February 28, 2002
           ----------------------
between the Guarantor and the New 12% Note Trustee with respect to the New 12% Notes."

         "`New 12% Note Security Agreement' means the Collateral Security
           -------------------------------
Agreement dated February 28, 2002 between the Guarantor and the New 12% Note Trustee, pursuant to which the Guarantor has granted in favor of the New 12% Note Trustee for the benefit of the holders of the New 12% Notes, a second priority Lien on the rights of the Guarantor under the Royalty Agreements."

         "`New 12% Note Trustee' means State Street Bank and Trust Company, as
           --------------------
Trustee under the New 12% Note Indenture, together with any successor or replacement trustee acting in such capacity."

         "`New 12% Notes' means the 12% Senior Secured Notes issued by the
           -------------
Guarantor under the New 12% Note Indenture in the initial aggregate principal amount of $49,217,300 plus such additional aggregate principal amount of New 12% Notes as may be issued from time to time in payment of interest on the New 12% Notes."

         "`Permitted Receivables Facility' means (a) the existing accounts
           ------------------------------
receivable facility established by Congress Financial Corporation in favor of the Guarantor, the Issuer and certain other Subsidiaries of the Guarantor, as evidenced and governed by, among other things (i) a Loan and Security Agreement and a Pledge Agreement, each dated as of May 5, 1994, as amended through the date hereof, between Ampex Finance Corporation and Congress Financial Corporation, and (ii) an Inter-Company Loan Agreement among the Guarantor, the Issuer, certain other Subsidiaries of the Guarantor and Ampex Finance Corporation, and (b) any new accounts receivable facility entered into by the Guarantor or any of its Restricted Subsidiaries in connection with any amendment, modification, restatement, refinancing or replacement of the existing accounts receivable facility described in clause (a) above, which new accounts receivable facility shall be in such form and shall contain such terms as shall be reasonably acceptable to the Holders' Agent; provided that (x) the aggregate principal amount of the Indebtedness (and/or contingent liabilities) of the Guarantor and/or the Issuer in connection with the existing or any new receivables facility shall not exceed $4,000,000 at any one time outstanding, (ii) the final maturity date of such new receivables facility and any Indebtedness arising thereunder shall be not earlier than May 31, 2004, (iii) the interest rate payable by the Guarantor and its Subsidiaries in respect of any Indebtedness incurred under any such new receivables facility shall not exceed the "Prime Rate" (as publicly announced from time to time by JPMorgan Chase Bank) plus 3% per annum, and (iv) any Liens granted to secure the obligations of the Guarantor or the Issuer in respect of the existing receivables facility or any new receivables facility shall not extend to the Colorado Facility or to any related Property of the Issuer subject to the Lien in favor of the Holders' Agent under the Colorado Deed of Trust or to any of the Guarantor's rights under the Royalty Agreements."

         "`Quarterly Redemption Date' has the meaning set forth in subsection
           -------------------------
2.1(d)(i) hereof."

         "`Reserve' has the meaning set forth in subsection 2.1(b)(iv) hereof."
           -------

         "`Restricted Subsidiary' means each direct or indirect Subsidiary of
           ---------------------
the Guarantor other than an Unrestricted Subsidiary."

         "`Special Redemption Date' has the meaning set forth in subsection
           -----------------------
2.1(d)(ii) hereof."

         "`Unrestricted Subsidiary' means Ampex Holdings Corporation, MicroNet
           -----------------------
Technology, Inc., Ampex Finance Corporation and their direct and indirect Subsidiaries."

         3. Section 2.1 of the Note Purchase Agreement is hereby amended by deleting existing Section 2.1 in its entirety and replacing it with the following new Section 2.1:

         "2.1 Issuance of Senior Discount Notes. The Issuer has authorized the
              ---------------------------------
issuance and sale of its Senior Discount Notes in an aggregate principal amount at May 31, 2001 of up to $8,919,555.56 pursuant to and in accordance with the terms of this Agreement. The terms of the Senior Discount Notes shall be as follows, with such changes thereto, if any, as may be approved in writing by the Purchasers, the Guarantor and the Issuer:

                  (a) Principal Amount. The Agreement originally contemplated
                      ----------------
         that the Senior Discount Notes would be issued on November 6, 2000 at an aggregate Issue Price of $8,000,000 and with an aggregate Accreted Value at May 31, 2001 of $8,919,555.56. The Senior Discount Notes were actually issued on November 7, 2000 at an aggregate Issue Price of $8,000,000, and with an aggregate Accreted Value as of June 1, 2001 of $8,919,555.56. As of March 15, 2002, the aggregate outstanding principal amount of the Senior Discount Notes (including accrued and unpaid interest added to the Accreted Value of the Senior Discount Notes in accordance with Section 2.1(b) below and after giving effect to payments of principal and interest received prior to March 15, 2002) totals $9,378,151.92.

                  (b)      Interest.
                           --------

                           (i) During the period from the original Issue Date of
                  November 7, 2000 through June 1, 2001, no interest accrued on the Senior Discount Notes and, instead, the Senior Discount Notes accreted in value from their original aggregate Issue Price of $8,000,000 to their full Accreted Value of $8,919,55.56.

                           (ii) From June 2, 2001 through March 15, 2002,
                  interest accrued on the full Accreted Value of the Senior Discount Notes (less principal payments received) at the rate of 20% per annum (based on an annual period of twelve 30 day months and compounding on October 31, 2001).

                           (iii) On March 15, 2002, the total amount of accrued
                  and unpaid interest in respect of the Senior Discount Notes through such date was capitalized and added to the full Accreted Value of the Senior Discount Notes.

                           (iv) From and after March 16, 2002, interest shall
                  accrue in respect of the outstanding principal balance of the Senior Discount Notes at the rate of 20% per annum (based on an annual period of twelve 30 day months) and the Issuer and the Guarantor shall cause to be paid to the Holders on the fifteenth day of February, May, August and November of each year (each such date being referred to herein as an Interest Payment Date") an amount equal to the lesser of (x) the aggregate amount of accrued and unpaid interest (excluding interest which has been capitalized and added to the outstanding principal balance of the Senior Discount Notes pursuant to subsection 2.1(b)(iii) above or subsection 2.1(b)(v) below) owing in respect of the Senior Discount Notes and (y) 100% of the Available Cash Flow for the fiscal quarter most recently ended prior to such Interest Payment Date (less the amount of any optional interest prepayment made on the Senior Discount Notes during the fiscal quarter most recently ended); provided that the Issuer and the Guarantor may retain an amount equal to 5% of Available Cash Flow for each fiscal quarter to establish a working capital reserve (the "Reserve") until the aggregate amount of such Reserve totals $2,500,000, and thereafter 100% of Available Cash Flow shall continue to be applied to payments of interest and the redemption of the Senior Discount Notes as provided in this Agreement.

                           (v) If, as of any Interest Payment Date, (x) the
                  Available Cash Flow for the fiscal quarter most recently ended prior to such Interest Payment Date less the portion of such Available Cash Flow permitted to be contributed to the Reserve pursuant to subsection 2.1(b)(iv) above is less than (y) the aggregate amount of interest due on such Interest Payment Date, then, on such Interest Payment date, the portion of such aggregate interest payment which is not paid in cash pursuant to subsection 2.1(b)(iv) above shall be capitalized and added to the outstanding principal balance of the Senior Discount Notes.

                  (c) Default Interest. If (i) the Issuer shall fail to redeem
                      ----------------
         any portion of the Senior Discount Notes required to be redeemed on any Mandatory Redemption Date or on the Final Maturity Date, or (ii) an Event of Default shall have occurred and be continuing and the Senior Discount Notes shall have been accelerated pursuant to Sections 9.2(a) or 9.2(b), then interest shall accrue on the outstanding principal balance of the Senior Discount Notes at the Default Rate from such Mandatory Redemption Date or the date of occurrence of such Event of Default until all required payments are remitted to the Holders' Agent, and shall be due and payable in full immediately upon demand.

                  (d) Mandatory Redemption. The Senior Discount Notes shall be
                          --------------------
         subject to mandatory redemption as follows:

                           (i) on the fifteenth day of February, May, August and
                  November of each year (each such date being referred to herein as a "Quarterly Redemption Date") the Issuer shall be required
                        -------------------------
                  to redeem all or a portion of the Senior Discount Notes by making a scheduled redemption payment in cash equal in amount to the lesser of (x) the aggregate outstanding principal amount of the Senior Discount Notes plus all accrued and unpaid interest through such Quarterly Redemption Date, and
                  (y) 100% of Available Cash Flow for the fiscal quarter most recently ended prior to such Quarterly Redemption Date less the portion of such Available Cash Flow applied to the payment of interest on the Senior Discount Notes pursuant to subsection 2.1(b)(iv) above less the portion of such Available Cash Flow permitted to be contributed to the Reserve pursuant to subsection 2.1(b)(iv) above less the amount of any optional redemption payment made in respect of the Senior Discount Notes during the fiscal quarter most recently ended; and

                           (ii) on the earlier to occur of (x) a Change of
                  Control and (y) an Asset Disposition (the date of occurrence of any such event being hereinafter referred to as a "Special
                                                                        -------
                  Redemption Date"), the Issuer shall be required to redeem all
                  ---------------
                  of the Senior Discount Notes by making a scheduled redemption payment in cash equal in amount to the aggregate outstanding principal amount of the Senior Discount Notes plus all accrued and unpaid interest through such Special Redemption Date.

                  (e) Voluntary Redemption. The Senior Discount Notes may be
                      --------------------
         voluntarily redeemed by the Issuer at any time, in whole or from time to time in part, without premium or penalty, in accordance with the provisions of Section 6.1 hereof.

                  (f) Final Maturity. Notwithstanding anything to the contrary
                      --------------
         set forth herein, in the event that any Senior Discount Notes shall remain outstanding on the Final Maturity Date, the Issuer shall be required to make a payment in cash on the Final Maturity Date equal in amount to the aggregate outstanding principal amount of the Senior Discount Notes plus all accrued and unpaid interest through the Final Redemption Date.

                  (g) Payments on the Senior Discount Notes. All payments due in
                      -------------------------------------
         respect of each Senior Discount Note shall be paid to the registered Holder of such Senior Discount Note as of the date such payment is due in accordance with the payment instructions provided in writing to the Issuer by such Holder. The Issuer shall pay the outstanding principal balance of each Senior Discount Note and all interest thereon (including, if applicable, interest at the Default Rate) in money of the United States that at the time of payment is legal tender for payment of public and private debts, by wire transfer of immediately available funds."

         4. Section 6.1 of the Note Purchase Agreement is hereby amended by deleting existing Section 6.1 in its entirety and replacing it with the following new Section 6.1:

         "6.1     Voluntary Redemption.
                  --------------------

                  (a) The Senior Discount Notes will be subject to voluntary redemption at any time after the Closing Date, in whole or in part, at the option of the Issuer at a price equal to the outstanding principal balance of the Senior Discount Notes which are being redeemed, plus accrued and unpaid interest thereon through the Designated Voluntary Redemption Date. If the Issuer elects to redeem Senior Discount Notes pursuant to this Section 6.1, at least 1 business day but not more than 3 business days before the date that the Issuer elects to redeem the Senior Discount Notes (such date being referred to herein as the "Designated Voluntary Redemption Date"), the Issuer shall notify the
          ------------------------------------
         Holders' Agent and each Holder of Senior Discount Notes set forth in Issuer's books and records in writing that the Issuer elects to voluntarily redeem all or a portion of the Senior Discount Notes. Such notice shall be irrevocable and shall identify (i) the Designated Voluntary Redemption Date and (ii) the principal amount of Senior Discount Notes to be redeemed on such Designated Voluntary Redemption Date.

                  (b) Once notice of a voluntary redemption of the Senior Discount Notes is given to the Holders, the principal amount of Senior Discount Notes set forth in such notice shall become due and payable on the Designated Voluntary Redemption Date, together with all accrued and unpaid interest thereon through the Designated Voluntary Redemption Date. If the Issuer fails to redeem the principal amount of Senior Discount Notes specified to be redeemed as of any Designated Voluntary Redemption Date, interest shall continue to accrue on such principal amount of Senior Discount Notes until the Holders of the Senior Discount Notes receive full payment of such principal amount, together with all accrued and unpaid interest thereon through the date of payment."

         5. Section 6.3 of the Note Purchase Agreement is hereby amended by deleting existing Section 6.3 in its entirety and replacing it with the following new Section 6.3:

         "6.3 Redemption Payments. On or prior to any Redemption Date, the
              -------------------
Issuer shall segregate money sufficient to pay the principal amount of Senior Discount Notes to be redeemed on such Redemption Date, together with all accrued and unpaid interest thereon through such Redemption Date. If the Issuer fails to redeem the principal amount of Senior Discount Notes to be redeemed on any such Redemption Date, interest shall continue to accrue on such principal amount of Senior Discount Notes until the Holders of the Senior Discount Notes receive full payment of such principal amount, together with all accrued and unpaid interest thereon through the date of payment."

         6. Sections 6.2, 7.1, 9.1(a), 9.2(a), 9.2(b), 9.6, 10.1(b) and 14.1(a)
of the Note Purchase Agreement are hereby amended by replacing the term "Accreted Value" with the phrase "outstanding principal balance" everywhere that such term is used in such Sections of the Agreement.

         7. Section 8.1 of the Note Purchase Agreement is hereby amended by deleting existing Section 8.1 in its entirety and replacing it with the following new Section 8.1:

                  "8.1 Borrowing. Create, incur, assume or suffer to exist any
                       ---------
         liability for Indebtedness for Borrowed Money except: (a) the Senior Discount Notes; (b) up to $50,000,000 aggregate outstanding principal amount of New 12% Notes, plus such additional amount of New 12% Notes as may be issued from time to time in payment of interest on the New 12% Notes; (c) purchase money Indebtedness and Capital Leases; (d) Indebtedness of any Restricted Subsidiary to the Guarantor or to any other Restricted Subsidiary of the Guarantor and Indebtedness of the Guarantor to any Restricted Subsidiary, in each case, incurred in the ordinary course of business and consistent with past practices; (e) Indebtedness of the Guarantor and its Subsidiaries under any Permitted Receivables Facility; (f) Indebtedness of the Guarantor and its Subsidiaries in respect of the Letters of Credit listed on Schedule
                                                                    --------
         8.1(f) attached hereto; and (g) Indebtedness of the
         -----

         Guarantor or any Subsidiary to Hillside arising pursuant to the terms of the Hillside Agreement and evidenced by Hillside Contribution Notes and any guarantees thereof, provided that aggregate outstanding amount of all such Indebtedness under the Hillside Agreement, the Hillside Contribution Notes and all guarantees thereof shall not exceed (i) $7,800,000 at any time prior to December 31, 2002, (ii) $15,000,000 at any time prior to December 31, 2003, and (iii) $18,000,000 at any time prior to December 31, 2004."

         8. Section 8.2 of the Note Purchase Agreement is hereby amended by deleting existing Section 8.2 in its entirety and replacing it with the following new Section 8.2:

                  "8.2 Liens. Create, incur, assume or suffer to exist any Lien
                       -----
         upon any of its Property, whether now owned or hereafter acquired, except (i) Permitted Liens, (ii) Liens on the rights of the Guarantor under the Royalty Agreements securing the obligations of the Issuer under the New 12% Note Indenture and the New 12% Notes pursuant to the New 12% Note Security Agreement, provided that such Liens pursuant to this clause (ii) shall be junior in priority and subordinate to the Liens in favor of the Holders' Agent pursuant to the Guarantor Security Agreement, (iii) Liens on the receivables of the Guarantor and its Restricted Subsidiaries securing obligations under any Permitted Receivables Facility (provided that such liens shall not extend to any rights of the Guarantor under the Royalty Agreements), (iv) Liens on cash collateral or receivables of the Guarantor and its Subsidiaries securing obligations in respect of the Letters of Credit listed on
         Schedule 8.1(f), (v) Liens on assets of the Guarantor or any of its
         ---------------
         Restricted Subsidiaries securing obligations under the Hillside Agreement and in respect of the Hillside Contribution Notes (provided that (x) the security agreement evidencing such Liens shall be in form and substance reasonably acceptable to the Holders' Agent, and (y) such Liens shall not extend to (A) the Colorado Facility or any related Property of the Issuer subject to the Liens in favor of the Holders' Agent under the Colorado Deed of Trust, or (B) the rights of the Guarantor under the Royalty Agreements)."

         9. Section 8.6 of the Note Purchase Agreement is hereby amended by deleting existing Section 8.6 in its entirety and replacing it with the following new Section 8.6:

                  "8.6 Payments of Indebtedness for Borrowed Money. Make any
                       -------------------------------------------
         payment or prepayment on account of any Indebtedness for Borrowed Money other than on the Senior Discount Notes, except that (a) the Guarantor may issue additional New 12% Notes in payment of interest on the New 12% Notes, (b) the Guarantor and its Subsidiaries may make regularly scheduled payments of principal and interest (but no prepayments other than revolving credit prepayments that may be re-borrowed by the Guarantor or a Subsidiary under such facility) on account of Indebtedness under any Permitted Receivables Facility, (c) the Guarantor and its Subsidiaries make payments in respect of drawings made under the Letters of Credit listed on Schedule 8.1(f), (d) the Guarantor may make scheduled quarterly payments of interest on the dates and in the amounts required to be made in respect of the Hillside Contribution Notes pursuant to Section 2.3(a) of the Hillside Agreement, (e) the Guarantor may make the minimum scheduled principal payments (but no prepayments or payments out of "Surplus Cash" (as such terms are defined in the Hillside Agreement)) required to be made in respect of the Hillside Contribution Notes pursuant to Section 2.3(b) of the Hillside Agreement, provided that the aggregate amount of such principal payments made during any period of four consecutive fiscal quarters shall not exceed $750,000,
         (f) the Guarantor may make the minimum principal payments (but no prepayments or payments out of "Surplus Cash" (as such terms are defined in the Hillside Agreement)) required to be made in respect of the Hillside Contribution Notes pursuant to Section 2.5(b) of the Hillside Agreement, provided that (x) the aggregate amount of such principal payments made during any fiscal year shall not exceed the lesser of (A) 20% of Net Income of the Ampex Group (as such terms are defined in the Hillside Agreement) during the prior fiscal year, and
         (B) $1,000,000, and (y) no such principal payments shall be made prior to December 31, 2003, (g) the Guarantor and its Subsidiaries may make regularly scheduled payments of principal and interest (but no prepayments) on account of Indebtedness permitted under Section 8.1 above (excluding the New 12% Notes, the Hillside Contribution Notes and Indebtedness under the Permitted Receivables Facility), and (h) the Guarantor and its Subsidiaries may make payments of principal and interest on account of intercompany Indebtedness owing from (i) the Guarantor to any of its Restricted Subsidiaries, (ii) any of the Guarantor's Subsidiaries to the Guarantor, or (iii) any of the Guarantor's Subsidiaries to any of the Guarantor's Restricted Subsidiaries."

         10. The Note Purchase Agreement is hereby amended by the addition of new Schedule 8.1(f) in the form attached as Schedule 8.1(f) to this Fifth
    --------------
Amendment.

         11. The Senior Discount Notes are hereby amended to the extent necessary to cause all of the terms and provisions of the Senior Discount Notes to comply with the terms and provisions of the Note Purchase Agreement, as amended by this Fifth Amendment.

         12. The Guarantor hereby acknowledges, confirms, ratifies and agrees that (i) pursuant to the provisions of Article XIV of the Note Purchase Agreement, the Guarantor has guaranteed the obligations of the Issuer under the Note Purchase Agreement and the Senior Discount Notes, (ii) as security for the obligations of the Issuer and the Guarantor under the Note Purchase Agreement, the Guarantor has granted to the Holders' Agent for the benefit of the Holders, pursuant to the Guarantor Security Agreement, a security interest in all of the right, title and interest now owned or hereafter acquired by the Guarantor in various royalties, license fees, receivables and other payments as set forth therein, and (iii) the Note Purchase Agreement and the Guarantor Security Agreement are presently and, after giving effect to this Amendment, will continue to be valid and binding obligations of the Guarantor enforceable in accordance with their respective terms.

         13. This Amendment shall become effective on the date that each of the following conditions has been fulfilled to the satisfaction of the Holders' Agent, provided that any or all of the following conditions may be waived, in whole or in part, by the Holders' Agent in its sole discretion:

                  (a) The Issuer, the Guarantor, the Purchasers and the Holders' Agent shall have executed and delivered to the Holders' Agent an original of this Amendment;

                  (b) The Issuer and the Guarantor shall have delivered to the Holders' Agent, copies of the Hillside Agreement and all amendments thereto, which copies shall be certified as being true, correct and complete by an Officer of Guarantor;

                  (c) All Indebtedness and other obligations of the Issuer and the Guarantor in respect of the SCI Notes, the SCI Loan Agreement, the SCI Guarantee Agreement and the SCI Security Agreement (as such terms are defined in the Third Amendment) shall have been repaid in full, all Liens securing such Indebtedness and other obligations shall have been released, and the Issuer and the Guarantor shall have delivered to the Holders' Agent, copies of all documents relating to the repayment, termination and release of all such notes, Liens and agreements; and

                  (d) The Issuer and the Guarantor shall have executed and delivered to the Holders' Agent such additional documents as the Holders' Agent may reasonably request, each of which additional documents shall be in form and substance reasonably satisfactory to the Holders' Agent.

         14. Each of the Issuer and the Guarantor further covenant and agree to deliver to the Holders' Agent as soon as practicable but in any event no later than April 30, 2002, an executed copy of the security agreement and all related documents relating to the Liens granted to Hillside to secure the obligations of the Guarantor and its Subsidiaries with respect to the Hillside Contribution Notes, which documents shall be in form and substance reasonably satisfactory to the Holders' Agent, and shall include a release by Hillside of any right of Hillside to obtain a Lien on the Colorado Facility. Each of the Issuer and the Guarantor covenants and agrees that the failure of the Issuer and the Guarantor to deliver to the Holders' Agent such documentation on or before April 30, 2002, shall constitute an Event of Default under the Note Purchase Agreement.

         15. Each of the Issuer and the Guarantor acknowledges, represents and warrants that neither the Issuer nor the Guarantor has any claim, cause of action, defense, or right of set off against the Purchasers or the Holders' Agent, and, to the extent that either the Issuer or the Guarantor has any such rights, each of the Issuer and the Guarantor hereby releases, waives, and forever discharges the Purchasers and the Holders' Agent (together with their predecessors, successors and assigns) from each action, cause of action, suit, debt, defense, right of set off, or other claim whatsoever, in law or in equity, known or unknown against the Purchasers or the Holders' Agent.

         16. This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

         17. This Amendment shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts. If any provision of this Amendment is in conflict with a statute or rule of the law of The Commonwealth of Massachusetts, or is otherwise unenforceable for any reason whatsoever, such provision shall be deemed null and void to the extent of such conflict or unenforceability, but shall be deemed separable from and shall not invalidate any other provisions of this Amendment.

         18. This Amendment contains the final, complete, and exclusive expression of the understandings between the parties regarding the transaction contemplated by this Amendment.

         IN WITNESS WHEREOF, each of the undersigned parties through their authorized representatives has executed and delivered this Amendment as an instrument under seal as of the date set forth above.

                                      "ISSUER"

                                      AMPEX DATA SYSTEMS CORPORATION


                                      By:  /s/ Craig L. McKibben
                                         -----------------------------------
                                           Name:  Craig L. McKibben
                                           Title:       Vice President

                                      "GUARANTOR"

                                      AMPEX CORPORATION


                                      By:  /s/ Craig L. McKibben
                                         -----------------------------------
                                           Name:  Craig L. McKibben
                                           Title:       Vice President

                                "PURCHASERS"

                                B III CAPITAL PARTNERS, L.P.

                                By:  DDJ Capital III, LLC, its General Partner
                                By: DDJ Capital Management, LLC, Manager

                                 By:/s/ David J. Breazzano
                                   --------------------------------------------
                                     Name: David J. Breazzano
                                     Title: Member

                                B III-A CAPITAL PARTNERS, L.P.

                                By:  GP III-A, LLC, its General Partner
                                By: DDJ Capital Management, LLC, Manager

                                 By:/s/ David J. Breazzano
                                   --------------------------------------------
                                     Name: David J. Breazzano
                                     Title: Member

                                State Street Bank & Trust, solely in
                                its capacity as Custodian for
                                General Motors Employees Global
                                Group Pension Trust as directed by
                                DDJ Capital Management, LLC, and not
                                in its individual capacity

                                By:
                                   --------------------------------------------
                                    Name:
                                    Title:

                                "HOLDERS' AGENT"

                                 DDJ Capital Management, LLC, in its capacity as Agent for the Purchasers and the other holders from time to time of Senior Discount Notes

                                By:/s/ David J. Breazzano
                                   --------------------------------------------
                                           Name:
                                           Member

                                 Schedule 8.1(f)
                                       to
                             Note Purchase Agreement
                    dated as of November 6, 2000, as amended

                          Outstanding Letters of Credit
                          -----------------------------

----------------------- ----------------------------------------- ------------------- -----------------------
        Issuer                        Beneficiary                    Face Amount         Expiration Date
----------------------- ----------------------------------------- ------------------- -----------------------

----------------------- ----------------------------------------- ------------------- -----------------------
     First Union                   Martin/Campus, LLC                $778,680.00               3/03

----------------------- ----------------------------------------- ------------------- -----------------------
     First Union                   Martin/Campus, LLC                $115,697.33               3/03

----------------------- ----------------------------------------- ------------------- -----------------------
     First Union               135 East 57th Street, LLC             $248,672.50              4/02*

----------------------- ----------------------------------------- ------------------- -----------------------
     Wells Fargo                     National Union                  $411,000.00               6/02

----------------------- ----------------------------------------- ------------------- -----------------------


* This Letter of Credit is in the process of being extended through April of 2003.